UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2008

ATLANTIC COAST FEDERAL CORPORATION
(Exact name of Registrant as specified in its charter)

Federal	000-50962	59-3764686
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
505 Haines Avenue, Waycross, Georgia 31501
(Address of principal executive offices)

(800) 342-2824
Registrant’s telephone number, including area code

Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01     OTHER EVENTS.

On August 1, 2008, the Company issued a press release announcing that its Board of Directors has expanded and extended the Company's current stock repurchase program.  Under the present program, which was set to expire at the end of August 2008, the Company had remaining authorization to repurchase a total of approximately 57,000 shares.  The board now has authorized the repurchase of up to 220,000 additional shares or approximately 5% of its currently outstanding publicly held shares of common stock, increasing to 277,000 the total shares subject to repurchase.  The board also has extended the program to August 2009, unless completed sooner or otherwise extended.  Repurchases may be made from time to time in open-market or negotiated transactions as deemed appropriate by the Company and depending on market conditions.  The full text of the press release is set forth in Exhibit 99.1.

The Company also has established a Rule 10b5-1 stock trading plan that would allow stock repurchases by a broker, on behalf of the Company, during what otherwise would be considered a blackout period for the Company.  Such repurchases would be subject both to daily limits as prescribed by Exchange Act Rule 10b-18 and certain price constraints, although block purchases may be permitted under certain circumstances. The Company will continue to manage stock repurchases outside of blackout periods.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS.

         (d)       Exhibits.

                   99.1       Press release dated August 1, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLANTIC COAST FEDERAL CORPORATION

Date:	August 1, 2008	By:	/s/	Robert J. Larison, Jr.
Robert J. Larison, Jr.
President and Chief Executive Officer
(Duly Authorized Representative)

EXHIBIT INDEX

Exhibit Number	Description of Exhibit(s)
99.1	Copy of press release issued by the Company on August 1, 2008.